Exhibit 99.1

For immediate release
Investor contact, Rusty Fisher, 713-307-8770
Media contact, Janice Aston White, 713-307-8780

Endeavour awarded eight licenses
in U.K. licensing round

Houston, TX – February 1, 2007 — Endeavour International Corporation (AMEX: END) today confirmed that its United Kingdom subsidiary, Endeavour Energy UK Limited, has been awarded eight production licenses covering 10 blocks in the 24th Seaward Licensing Round. The results of the round were announced today by the UK Department of Trade and Industry.

“These blocks combined with the license awards in Norway that were announced earlier this week are a significant addition to our exploratory leasehold position in the North Sea,” said William L. Transier, chairman, chief executive officer and president. “Our success in both licensing rounds is further evidence of our exploration process and the quality of our technical people and data. We are encouraged that further evaluations will lead to additional drilling opportunities.”

Endeavour will serve as operator of four production licenses covering five blocks in the UK. These include:

•	Blocks 3/5, 3/10c — 40 percent interest

•	Block 16/8c (split) — 35 percent interest

•	Block 22/16 — 35 percent interest

•	Block 30/25a —100 percent interest

The four non-operated licenses and interests in the U.K. are the following:

•	Block 14/30a — 20 percent interest

•	Blocks 22/24c, 22/25 (split) — 25 percent interest

•	Block 23/16g — 50 percent interest

•	Block 44/13 — 25 percent

The U.K. licenses cover more than 220,000 acres, approximately 890 square kilometers. Of the production licenses, seven licenses covering eight blocks were granted under traditional terms that require the company to fulfill a work program within four years from the date of award. The remaining license covering two blocks is under “promote” terms that require the company to pay reduced license fees for a two-year period as exploratory evaluations are conducted.

With these awards, Endeavour will have under license approximately 1.1 million gross acres of exploratory leasehold in the United Kingdom sector of the North Sea.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

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